SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2002

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20312	41-1293754

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4050 Calle Real, Santa Barbara, California	93110
(Address of principal executive officers)	(Zip Code)

(805) 696-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed, since last report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT 23.1

Item 2. Acquisition or Disposition of Assets.

     As more fully described in Fidelity National Information Solutions, Inc.’s (“FNIS”) Form 8-K dated October 29, 2002, on that date, FNIS acquired all of the outstanding stock of Eastern Financial Systems, Inc. (“Eastern”).

     The aggregate consideration paid by FNIS for the entire fully diluted equity interest in Eastern was approximately $52.7 million subject to further adjustment. As a result of and at the effective time of the merger, all of the issued and outstanding shares of common stock, par value $.10 per share, of Eastern were exchanged for aggregate merger consideration consisting of approximately $35.9 million in cash, and common stock of FNIS with a value of approximately $16.8 million, or 880,726 shares valued at $19.08 per share.

     This Form 8-K/A amends the previously filed Form 8-K by including the financial statements and exhibits set forth under Item 7.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

•	Unaudited Consolidated Financial Statements of Eastern Financial Systems, Inc. as of and for the Nine Months Ended September 30, 2002; and

•	Consolidated Financial Statements of Eastern Financial Systems, Inc. as of and for the Years Ended December 31, 2001 and 2000.

(b)	Pro Forma Financial Information

•	Unaudited Pro Forma Condensed Combined Financial Information of Fidelity National Information Solutions, Inc. as of and for the Nine Months Ended September 30, 2002; and

•	Unaudited Pro Forma Condensed Combined Financial Information of Fidelity National Information Solutions, Inc. for the Year Ended December 31, 2001.

(c)	Exhibits:

23.1 Consent of Deloitte & Touche LLP (filed herewith)

EASTERN FINANCIAL SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2002	2001

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,054,021	$4,151,939
Accounts receivable	6,999,401	7,851,720
Prepaids and other assets	251,573	63,014

Total current assets	8,304,995	12,066,673
PROPERTY AND EQUIPMENT:
Cost, net of accumulated depreciation	1,763,595	1,507,255
OTHER ASSETS	21,676	27,772

TOTAL ASSETS	$10,090,266	$13,601,700

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable — trade	$261,371	$237,217
Accrued payroll, bonuses, and commissions	427,057	463,280
Deferred revenue	2,505,462	3,478,420
Amounts billed in excess of revenue recognized on contracts	2,266,949	6,332,719
Customer deposits	29,750	219,630
Other accrued liabilities, principally interest	62,052	105,219
Current portion of long-term debt with banks	46,712	117,848

Total current liabilities	5,599,353	10,954,333
LONG-TERM DEBT WITH BANKS — Less current portion	1,097,311	1,035,560
SUBORDINATED DEBT — Shareholders	2,040,000	2,550,000
OTHER LONG-TERM LIABILITIES	86,000	—

Total liabilities	8,822,664	14,539,893

SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.10 par value, 110,000 shares authorized, 21,622 issued and outstanding in 2002 and 2001	2,162	2,162
Additional paid-in-capital	1,451,339	1,451,339
Retained earnings	7,314,101	5,108,306

	8,767,602	6,561,807
Less: Treasury stock	7,500,000	7,500,000

Total shareholders’ equity (deficit)	1,267,602	(938,193)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$10,090,266	$13,601,700

See notes to unaudited consolidated financial statements.

EASTERN FINANCIAL SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Nine Months Ended September 30,

	2002	2001

NET REVENUES:
Software licenses	$6,365,869	$5,370,166
Maintenance and service	8,889,764	4,554,073

	15,255,633	9,924,239
COST AND EXPENSES:
Cost of software licenses	25,477	24,984
Cost of maintenance and service	3,158,074	2,084,139
Selling and marketing	1,318,311	1,085,755
Administrative	3,072,607	1,177,013
Depreciation and amortization	88,199	77,392

	7,662,668	4,449,283

INCOME FROM OPERATIONS	7,592,965	5,474,956
OTHER INCOME (EXPENSE):
Miscellaneous	192,578	98,529
Interest income	24,297	17,772
Interest expense	(272,475)	(332,038)

	(55,600)	(215,737)

NET INCOME	$7,537,365	$5,259,219

See notes to unaudited consolidated financial statements.

EASTERN FINANCIAL SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,

	2002	2001

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$7,537,365	$5,259,219
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	88,199	77,392
Loss on sale of assets	28,278	—
(Increase) decrease in prepaid and other current assets	(188,559)	24,560
Decrease in accounts receivable	852,320	2,526,684
Decrease in deferred revenue and amounts billed in excess of revenue recognized on contracts	(5,038,729)	(3,716,327)
Decrease in accounts payable and accrued liabilities	(55,236)	(705,142)
Increase (decrease) in customer deposits	(189,880)	262,544

Net cash provided by operating activities	3,033,758	3,728,930

CASH FLOW FROM INVESTING ACTIVITIES:
Property and equipment purchases	(308,349)	(7,175)
Proceeds from sale of assets	8,448	—

Net cash used in investing activities	(299,901)	(7,175)

CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt repayments	(500,205)	(1,646,075)
Distributions to shareholders	(5,331,570)	(2,825,973)

Net cash used in financing activities	(5,831,775)	(4,472,048)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,097,918)	(750,293)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,151,939	2,440,271

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,054,021	$1,689,978

Supplemental cash flow information:
Interest paid	$272,475	$332,038

Supplemental cash flow information on non-cash investing and financing activities:
Assets acquired through capital lease	$86,000	$—

See notes to unaudited consolidated financial statements.

EASTERN FINANCIAL SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial reporting and Securities and Exchange Commission (“SEC”) regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of the management, the unaudited interim consolidated financial statements reflect all adjustments, consisting of normal recurring items, necessary to fairly present the results of operations, financial position and cash flows for the periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in this Form 8-K/A (Amendment No. 1) for the year ended December 31, 2001.

Description of Business and Summary of Significant Accounting Policies — Eastern Financial Systems, Inc. (the “Company”) specializes in the design, sale and support of computer software systems for banking and other financial service industries.

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be a Subchapter S Corporation. In lieu of corporate income taxes, the shareholders of a Subchapter S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for income taxes has been included in these consolidated financial statements.

Basis of Consolidation — The financial statements include the accounts of Eastern Software Corporation, Eastern Software of California, Inc., and Business World Travel, Inc., all wholly-owned subsidiaries of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less with the Company’s principal depository.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable include billings for contract services, software licensing and software protection. The allowance for doubtful accounts is determined by specific account identification and at September 30, 2002 and December 31, 2001 the allowance was $-0- and $71,000, respectively.

Revenue Recognition — The Company accounts for revenue under the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” and SOP-81-1, “Accounting for Performance of Construction — Type and Certain Production — Type Contracts” for software contracts with customization. Revenue is recognized from software contracts with customization using the percentage of completion method of accounting whereby income is recognized based on the stage of completion of individual contracts using estimates of service days to total estimated service days. At September 30, 2002 and December 31, 2001, there were four open contracts, and all amounts related to these contracts have been billed. As of September 30, 2002 and December 31, 2001, approximately $6,128,000, or 70% and $2,951,000 or 32% of the revenue on uncompleted contracts has been recognized as of the respective period end. Amounts billed in excess of revenue recognized on contracts represents the excess of contract billings over revenue recognized on software contracts with customization that have not been completed as of period end.

Revenue under other software license contracts (without customization) is recognized at time of delivery.

The Company charges its customers for post contract support (“PCS”), which is initially sold with the software and on a renewal basis thereafter. At September 30, 2002 and December 31, 2001, deferred revenue principally represents amounts deferred under the PCS arrangements. PCS revenues are recognized ratably over the term of the related agreement. During the period ended September 30, 2002, the Company entered into PCS agreements with one customer for extended periods. The total value of these extended-term PCS contracts at inception was approximately $219,000. Of this amount, only one year of PCS billing is recorded with approximately $146,133 to be billed in the future. During the year ended December 31, 2001, the Company entered into PCS agreements with two customers for extended periods. Billings under these arrangements are made annually and the total value of these extended-term PCS contracts at inception was approximately $3,102,000. Of this amount, only one year of PCS billing is recorded with approximately $2,379,000 to be billed in the future.

Property and Equipment — Property and equipment are carried at cost. Depreciation is computed by using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income or expense for the period. The cost of maintenance and repairs is charged to expense as incurred. The Company considers significant renovation to its corporate headquarters as construction-in-progress until the project is complete. For financial statement purposes, the following useful lives are used:

Furniture & equipment	5-7 years
Building	31.5 years

Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that will affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — In the normal course of business, the Company extends unsecured credit to customers principally in the United States of America. As of September 30, 2002, four customers accounted for approximately $5.0 million, or 72% of the total accounts receivable balance. As of December 31, 2001, four customers accounted for approximately $6.0 million, or 76% of the accounts receivable balance. For the nine months ended September 30, 2002, three customers accounted for approximately $3.6 million, $3.2 million and $3.0 million, or 24%, 21% and 20%, respectively, of net revenues. For the nine months ended September 30, 2001, one customer accounted for approximately $1.9 million, or 19%, of net revenues.

Recent Accounting Pronouncements —Effective for years beginning after December 15, 2001, the Company was required to adopt the provisions of SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” which addresses how long-lived assets that are impaired or to be disposed of should be accounted for and reported in the financial statements. The adoption of this standard did not have a significant effect on the financial statements.

In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This standard is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

2. PROPERTY AND EQUIPMENT

The major classes of property and equipment of the Company as of September 30, 2002 and December 31, 2001 are as follows:

	September 30,	December 31,
	2002	2001

Land	$19,382	$19,382
Building	1,721,167	647,879
Furniture & equipment	490,040	355,897
Construction in progress — building	—	880,295

Total	2,230,589	1,903,453
Less accumulated depreciation	466,994	396,198

Net	$1,763,595	$1,507,255

3. BANK BORROWINGS AND SUBORDINATED DEBT

Bank long-term debt of the Company as of September 30, 2002 and December 31, 2001 was as follows:

	September 30,	December 31,
	2002	2001

Amounts due contractor financed with note payable to a bank (see below)	$1,144,023	$880,295
Note payable to a bank, due in monthly installments of $910 including interest at 7.05% through February 2004 (paid off in full in 2002), secured by a vehicle	—	21,113
Note payable to a bank, due in monthly installments of $6,000 excluding interest at a prime rate plus 2% through June 2005, secured by the assets of the Company. It was subsequently refinanced in 2002	—	252,000

Total	1,144,023	1,153,408
Less: current portion	46,712	117,848

Long-term portion	$1,097,311	$1,035,560

Subordinated debt — shareholders:

Subordinated promissory notes to shareholders, due May 30, 2010 or upon sale of the Company. Interest is paid at a rate of 12% due quarterly	$2,040,000	$2,550,000

The Company has a revolving term line of credit with a bank due May 31, 2003. Interest is payable monthly at the prime rate plus 1%. This line of credit permits outstanding borrowings up to $3,500,000 based upon eligible accounts receivable of the Company. The revolving credit facility is secured by the assets of the Company. Under the revolving credit facility the Company is required to maintain, among other things, a debt coverage financial covenant, restrictions on new indebtedness, compensation and dividends. Annual dividend distributions are restricted to an amount representing taxes payable by the Company’s shareholders resulting from the Company’s earnings which dividends are not to exceed 50% of the Company’s earnings. There were no outstanding balances under this facility at September 30, 2002 and December 31, 2001.

On February 5, 2002, the Company borrowed $1.17 million by entering into a mortgage loan agreement with First National Bank of Pennsylvania to finance the significant renovation of its corporate headquarters, and refinanced a note payable to the bank having a balance of $252,000 at December 31, 2001. The mortgage loan is secured by the corporate headquarters building and all the assets of the Company. Pursuant to this agreement as of December 31, 2001, management has reclassified short-term obligations payable to the contractor related to this construction of $880,295 and maturities of the refinanced note payable based upon repayment provisions of the mortgage loan. The mortgage loan is due in monthly installments of $10,833, including interest of 7.5% through January 2007, with a final payment of $980,295. Under this note, change of ownership constitutes an event of default. This event of default has occurred as a result of the subsequent acquisition by Fidelity National Information Solutions, Inc. on October 29, 2002. The Company has subsequently obtained a waiver from the bank in connection with the default.

4. SHAREHOLDERS’ EQUITY (DEFICIT)

			Additional			Total
	Common Stock		Paid-In	Retained	Treasury	Shareholders'
	Shares	Dollars	Capital	Earnings	Stock	Equity (Deficit)
JANUARY 1, 2002	21,622	$2,162	$1,451,339	$5,108,306	$(7,500,000)	$(938,193)
Net income	—	—	—	7,537,365	—	7,537,365
Distributions to shareholders	—	—	—	(5,331,570)	—	(5,331,570)

SEPTEMBER 30, 2002	21,622	$2,162	$1,451,339	$7,314,101	$(7,500,000)	$1,267,602

5. SUBSEQUENT EVENT

On October 18, 2002, the Board of Directors of the Company approved an Agreement and Plan of Merger with Fidelity National Information Solutions, Inc. The merger closed effective October 29, 2002.

INDEPENDENT AUDITORS’ REPORT

     To the Board of Directors of
          Eastern Financial Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Eastern Financial Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of income and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Eastern Financial Systems, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 5, 2002

(October 29, 2002 as to Note 9)

EASTERN FINANCIAL SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000

ASSETS	2001	2000
CURRENT ASSETS:
Cash and cash equivalents	$4,151,939	$2,440,271
Accounts receivable	7,851,720	5,748,513
Prepaids and other assets	63,014	59,802

Total current assets	12,066,673	8,248,586
PROPERTY AND EQUIPMENT:
Cost, net of accumulated depreciation	1,507,255	719,574
OTHER ASSETS	27,772	35,900

TOTAL ASSETS	$13,601,700	$9,004,060

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable — trade	$237,217	$281,328
Accrued payroll, bonuses, and commissions	463,280	681,611
Deferred revenue	3,478,420	1,772,176
Amounts billed in excess of revenue recognized on contracts	6,332,719	4,137,618
Customer deposits	219,630	141,013
Other accrued liabilities, principally interest	105,219	157,572
Current portion of long-term debt with banks	117,848	127,033

Total current liabilities	10,954,333	7,298,351
LONG-TERM DEBT WITH BANKS — Less current portion	1,035,560	2,977,774
SUBORDINATED DEBT — Shareholders	2,550,000	2,550,000

Total liabilities	14,539,893	12,826,125

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIT:
Common stock, $0.10 par value, 110,000 shares authorized, 21,622 and 20,000 issued and outstanding in 2001 and 2000, respectively	2,162	2,000
Additional paid-in capital	1,451,339	1,249,000
Retained earnings	5,108,306	2,426,935

	6,561,807	3,677,935
Less: Treasury stock	7,500,000	7,500,000

Total shareholders’ deficit	(938,193)	(3,822,065)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$13,601,700	$9,004,060

See notes to consolidated financial statements.

EASTERN FINANCIAL SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000

NET REVENUES:
Software licenses	$6,826,276	$4,059,409
Maintenance and service	6,378,872	5,890,860

	13,205,148	9,950,269
COST AND EXPENSES:
Cost of software licenses	25,477	42,049
Cost of maintenance and service	2,883,788	2,431,715
Selling and marketing	1,887,451	1,233,671
Administrative	2,490,866	3,660,306
Depreciation and amortization	103,225	128,061

	7,390,807	7,495,802

INCOME FROM OPERATIONS	5,814,341	2,454,467
OTHER INCOME (EXPENSE):
Miscellaneous	132,201	86,748
Interest income	28,850	48,735
Interest expense	(445,977)	(383,637)

	(284,926)	(248,154)

NET INCOME	$5,529,415	$2,206,313

See notes to consolidated financial statements.

EASTERN FINANCIAL SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$5,529,415	$2,206,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,225	128,061
Increase in prepaid and other current assets	(3,212)	(10,736)
Increase in accounts receivable	(2,103,207)	(4,197,448)
Increase in deferred revenue and amounts billed in excess of revenue recognized on contracts	3,901,345	4,550,613
(Decrease) increase in accounts payable and accrued liabilities	(314,795)	253,023
Increase (decrease) in customer deposits	78,617	(674,055)
Non-cash stock compensation	202,501	—

Net cash provided by operating activities	7,393,889	2,255,771

CASH FLOW FROM INVESTING ACTIVITIES:
Property and equipment purchases	(2,480)	(82,288)

CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt repayments	(2,831,697)	(65,634)
Long-term debt borrowings — net of issuance costs	—	5,368,455
Distributions to shareholders	(2,848,044)	(620,948)
Issuance of stock	—	1,250,000
Redemption of treasury stock	—	(7,500,000)

Net cash used in financing activities	(5,679,741)	(1,568,127)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,711,668	605,356
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,440,271	1,834,915

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,151,939	$2,440,271

See notes to consolidated financial statements.

EASTERN FINANCIAL SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Summary of Significant Accounting Policies — Eastern Financial Systems, Inc. (the “Company”) specializes in the design, sale and support of computer software systems for banking and other financial service industries.

The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be a Subchapter S Corporation. In lieu of corporate income taxes, the shareholders of a Subchapter S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for income taxes has been included in these consolidated financial statements.

Basis of Consolidation — The financial statements include the accounts of Eastern Software Corporation, Eastern Software of California, Inc., and Business World Travel, Inc., all wholly-owned subsidiaries of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less with the Company’s principal depository.

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable include billings for contract services, software licensing and software protection. The allowance for doubtful accounts is determined by specific account identification and at December 31, 2001 and 2000, the allowance was $71,000 and $-0-, respectively. The only change in the allowance for doubtful accounts during 2001 resulted from an increase in the provision for doubtful accounts of $71,000.

Revenue Recognition — The Company accounts for revenue under the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” and SOP-81-1, “Accounting for Performance of Construction — Type and Certain Production — Type Contracts” for software contracts with customization. Revenue is recognized from software contracts with customization using the percentage of completion method of accounting whereby income is recognized based on the stage of completion of individual contracts using estimates of service days to total estimated service days. At December 31, 2001 and 2000, there were four and eight open contracts, respectively, and all amounts related to these contracts have been billed. As of December 31, 2001 and 2000, approximately $2,951,000 or 32% and $3,853,000 or 48% of the revenue on uncompleted contracts has been recognized as of the respective year end. Amounts billed in excess of revenue recognized on contracts represents the excess of contract billings over revenue recognized on software contracts with customization that have not been completed as of year end.

Revenue under other software license contracts (without customization) is recognized at time of delivery.

The Company charges its customers for post contract support (“PCS”), which is initially sold with the software and on a renewal basis thereafter. At December 31, 2001 and 2000, deferred revenue principally represents amounts deferred under the PCS arrangements. PCS revenues are recognized ratably over the term of the related agreement. During the year ended December 31, 2001, the Company entered into PCS agreements with two customers for extended periods. Billings under these arrangements are made annually and the total value of these extended-term PCS contracts at inception was approximately $3,102,000. Of this amount, only one year of PCS revenue is recorded with approximately $2,379,000 to be billed in the future.

Property and Equipment — Property and equipment are carried at cost. Depreciation is computed by using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income or expense for the period. The cost of maintenance and repairs is charged to expense as incurred. The Company considers significant renovation to its corporate headquarters as construction-in-progress until the project is complete. For financial statement purposes, the following useful lives are used:

Furniture & equipment	5-7 years
Building	31.5 years

Estimates and Assumptions — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that will affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — In the normal course of business, the Company extends unsecured credit to customers principally in the United States of America. As of December 31, 2001, four customers accounted for approximately $6 million, or 76% of the accounts receivable balance. As of December 31, 2000, two customers accounted for approximately $3.4 million, or 60% of the accounts receivable balance. For the year ended December 31, 2001, two customers accounted for approximately $2.7 million and $2.2 million, or 21% and 16%, respectively, of net revenues. For the year ended December 31, 2000, one customer accounted for approximately $3.1 million, or approximately 31% of net revenues.

Recent Accounting Pronouncements — During the year ended December 31, 2001 the Company was required to adopt the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133.” SFAS No. 133/138 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments as fair value. Adoption of these pronouncements did not have a material effect on the consolidated financial statements.

Effective for years beginning after December 15, 2001, the Company will be required to adopt the provisions of SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets” which addresses how long-lived assets that are impaired or to be disposed of should be accounted for and reported in the financial statements. Management of the Company does not expect adoption of this standard to have a significant effect on the financial statements.

Reclassifications — Certain amounts presented in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

2. PROFIT SHARING/401(k) PLAN

The Company has a Profit Sharing/401(k) plan (the “Plan”) covering all employees with one year of service or more. Profit sharing contributions to the Plan are determined annually by management of the Company. The Company also makes matching contributions to the 401(k) plan at a rate of 25% of employee 401(k) contributions. Company contributions to the Plan for 2001 and 2000 were approximately $150,000 and $144,000, respectively.

3. PROPERTY AND EQUIPMENT

The major classes of property and equipment of the Company as of December 31, 2001 and 2000 are as follows:

	2001	2000
Land	$19,382	$19,382
Building	647,879	647,879
Furniture & equipment	355,897	817,494
Construction in progress — building	880,295	—

Total	1,903,453	1,484,755
Less accumulated depreciation	396,198	765,181

Net	$1,507,255	$719,574

4. BANK BORROWINGS AND SUBORDINATED DEBT

     Bank long-term debt of the Company as of December 31, 2001 and 2000 was as follows:

	2001	2000
Amounts due contractor subsequently financed with note payable to a bank	$880,295	$—
Revolving term line of credit with a bank due May 31, 2003. Interest is payable monthly at the prime rate plus 1%. Prime rate was 4.75% at December 31, 2001	—	2,534,717
Note payable to a bank, due in monthly installments of $910 including interest at 7.05% through February 2004, secured by a vehicle	21,113	30,198
Note payable to a bank, due in monthly installments of $4,727 including interest at 8.5% through March 2007 (paid off in full in 2001) secured by a mortgage on the Company’s corporate headquarters	—	215,892
Note payable to a bank, due in monthly installments of $6,000 excluding interest at prime rate plus 2% through June 2005, secured by the assets of the Company	252,000	324,000

Total	1,153,408	3,104,807
Less: current portion	117,848	127,033

Long-term portion	$1,035,560	$2,977,774

Subordinated debt — shareholders:

	2001	2000
Subordinated promissory notes to shareholders, due May 30, 2010 or upon sale of the Company Interest is paid at a rate of 12% due quarterly	$2,550,000	$2,550,000

The revolving term line of credit permits outstanding borrowings up to $3,500,000 based upon eligible accounts receivable of the Company. The revolving credit facility is secured by the assets of the Company.

Under the revolving credit facility the Company is required to maintain, among other things, a debt coverage financial covenant, restrictions on new indebtedness, compensation and dividends. Annual dividend distributions are restricted to an amount representing taxes payable by the Company’s shareholders resulting from the Company’s earnings which dividends are not to exceed 50% of the Company’s earnings.

Interest paid during 2001 and 2000 amounted to $417,887 and $306,500, respectively.

On February 5, 2002, the Company borrowed $1.17 million by entering into a mortgage loan agreement with First National Bank of Pennsylvania to finance the significant renovation of its corporate headquarters, and refinanced a note payable to the bank having a balance of $252,000 at December 31, 2001. The mortgage loan is secured by the corporate headquarters building and all the assets of the Company. Pursuant to this agreement as of December 31, 2001, management has reclassified short-term obligations payable to the contractor related to this construction of $880,295 and maturities of the refinanced note payable based upon repayment provisions of the mortgage loan. The mortgage loan is due in monthly installments of $10,833, including interest of 7.5% through January 2007, with a final payment of $980,295.

Maturities of bank long-term debt and subordinated debt, after giving consideration to the 2002 refinancing described above are as follows:

Year Ending
December 31,	Amount
2002	$117,848
2003	117,953
2004	111,398
2005	71,292
2006	44,498
Thereafter	3,240,419

Total	$3,703,408

5. OPERATING LEASE COMMITMENTS

The minimum lease payments under noncancellable operating leases are due each year as follows:

2002	$63,677
2003	40,225
2004	6,810
2005	2,838

$113,550

The Company’s rental expense on operating leases was $29,274 and $6,750 during the years ended December 31, 2001 and 2000, respectively.

6. SHAREHOLDERS’ AGREEMENT

A new shareholders’ agreement dated May 23, 2000 includes, among other things, that upon termination of employment of the president (50% shareholder) of the Company, the president may require the Company to purchase his stock based upon the Company’s fair market value as defined in the agreement. Payment of the purchase price is to be made in five annual installments beginning with the purchase date. Certain other adjustments to the purchase price may be subsequently required pursuant to certain transactions following the purchase.

Also, under the agreement the Company is required to make distributions to each shareholder for their payment of United States income tax liabilities resulting from the Company’s Subchapter-S distributions.

7. CERTAIN TRANSACTIONS WITH FORMER SHAREHOLDER

Through May 31, 2000, the Company leased on a month to month basis, an office building from its former Chairman of the Board of Directors and shareholder. The amount of rent incurred during 2000 under the lease amounted to $6,750.

Also, as part of the former chairman’s compensation, the Company paid $206,000 directly to companies during 2000 that were related to the chairman.

8. SHAREHOLDERS’ DEFICIT

			Additional			Total
	Common Stock		Paid-In	Retained	Treasury	Shareholders'
	Shares	Dollars	Capital	Earnings	Stock	Equity (Deficit)
JANUARY 1, 2000	100,000	$10,000	$—	$841,570	$—	$851,570
Net income	—	—	—	2,206,313	—	2,206,313
Distributions to shareholders	—	—	—	(620,948)	—	(620,948)
Redemption of stock	(90,000)	(9,000)	—	—	(7,500,000)	(7,509,000)
Issuance of stock	10,000	1,000	1,249,000	—	—	1,250,000

DECEMBER 31, 2000	20,000	2,000	1,249,000	2,426,935	(7,500,000)	(3,822,065)
Net income	—	—	—	5,529,415	—	5,529,415
Distributions to shareholders	—	—	—	(2,848,044)	—	(2,848,044)
Issuance of stock to employees	1,622	162	202,339	—	—	202,501

DECEMBER 31, 2001	21,622	$2,162	$1,451,339	$5,108,306	$(7,500,000)	$(938,193)

On May 31, 2000, the Company redeemed 90,000 shares of its then outstanding 100,000 shares of common stock for $7,500,000. Also, the Company issued to new investors 10,000 shares of common stock for $1,250,000. Additional proceeds to redeem the common stock were obtained from the new investors through subordinated debt and through bank debt.

On January 2, 2001, the Company granted certain employees 1,621.5 shares of non-voting common stock with certain delayed vesting provisions, subject to specific performance targets. Non-voting common stock has all the same rights as voting common stock, with the exception of voting rights. Subsequently in 2001, management agreed to waive the vesting provisions so that the restricted stocks became fully vested immediately. The Company recognized $202,501 of compensation cost during 2001 based on the approved fair value of the common stock.

9. SUBSEQUENT EVENT

On October 18, 2002, the Board of Directors of the Company approved an Agreement and Plan of Merger with Fidelity National Information Solutions, Inc. The merger closed effective October 29, 2002. The change in ownership resulting from the merger constitutes an event of default under the mortgage loan agreement with First National Bank of Pennsylvania referred to in Note 4.

******

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     We are providing the following unaudited pro forma condensed combined financial information of Fidelity National Information Solutions, Inc. (“FNIS”) and Eastern Financial Systems, Inc. (“Eastern”) to demonstrate what the results of operations and financial position of FNIS might have been had the merger been completed at an earlier date. The Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 give effect to the merger as if it had been completed on January 1, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2002 gives effect to the merger as if it had been completed on that date.

     The acquisition of Eastern was accounted for under the purchase method of accounting in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. The allocation of the purchase price is based on studies and valuations that are currently being finalized. There might be further adjustments to the purchase price allocation upon finalization of these studies and valuations. Based on the preliminary information currently available, the acquisition created approximately $38.6 million in goodwill.

     We have prepared the unaudited pro forma condensed combined financial information based on available information, using assumptions that our management believes are reasonable. The unaudited pro forma condensed combined information is being provided for information purposes only. It does not purport to represent our actual financial position or results of operations had the merger occurred on the dates specified nor does it project our results of operations or financial position for any future period or date.

     The unaudited pro forma condensed combined financial information does not reflect any adjustments for non-recurring items or operating synergies arising as a result of the merger. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information”. In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the merger could vary from the adjustments included in the unaudited pro forma condensed combined financial information included in this Form 8-K/A.

     The unaudited pro forma condensed combined financial information should be read in conjunction with Eastern’s audited and unaudited historical financial statements and related notes, included in Item 7 (a) of this Form 8-K/A, and FNIS’ audited and unaudited historical financial statements and related notes included in FNIS’ Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the period ended September 30, 2002 which are referenced in Item 7 hereof.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2002
(In thousands)

	FNIS	Eastern		Pro Forma
	Historical(1)	Historical	Combined	Adjustments		Pro Forma

ASSETS:
Cash and cash equivalents	$4,015	$1,054	$5,069	$(922	)(2)	$4,147
Short-term investments	35,817	—	35,817	(35,817	)(2)	—
Trade accounts receivable, less allowance for doubtful accounts	43,902	6,999	50,901			50,901
Accounts receivable due from related party	20,870	—	20,870			20,870
Other current assets	16,776	251	17,027			17,027

Total current assets	121,380	8,304	129,684	(36,739)		92,945

Property, equipment and software, net	53,088	1,764	54,852	7,016	(4)	61,868
Cost in excess of net assets acquired, net	224,704	—	224,704	38,585	(3)	263,289
Other intangibles and other assets, net	40,792	22	40,814	7,220	(4)	48,034
Deferred tax assets, long-term portion	19,591	—	19,591			19,591

Total assets	$459,555	$10,090	$469,645	$16,082		$485,727

LIABILITIES:
Accounts payable and accrued expenses	$18,584	$750	$19,334	2,585	(9)	$21,919
Deferred revenue and amounts billed in excess of revenue recognized on contracts, current portion	22,078	4,772	26,850			26,850
Other current liabilities	28,028	78	28,106			28,106

Total current liabilities	68,690	5,600	74,290	2,585		76,875

Notes payable	4,125	3,137	7,262	$(2,040	)(9)	5,222
Deferred revenue, long-term portion	7,958	—	7,958			7,958
Other noncurrent liabilities	7,053	86	7,139			7,139

Total liabilities	87,826	8,823	96,649	545		97,194

Minority interests	998	—	998			998
Preferred stock of consolidated subsidiary, held by outside parties	7,062	—	7,062			7,062

STOCKHOLDERS’ EQUITY	363,669	1,267	364,936	15,537	(5)	380,473

Total liabilities and stockholders’ equity	$459,555	$10,090	$469,645	$16,082		$485,727

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Nine Months Ended September 30, 2002
(In thousands except per share amounts)

	FNIS	Eastern		Pro Forma
	Historical (1)	Historical	Combined	Adjustments		Pro Forma

Revenue	$294,490	$15,256	$309,746			$309,746
Expenses:
Cost of revenue	93,029	3,183	96,212			96,212
Operating expenses	158,735	4,480	163,215	$2,819	(6)	166,034
Merger related costs	7,365	—	7,365			7,365

Total costs and expenses	259,129	7,663	266,792	2,819		269,611
Operating income	35,361	7,593	42,954	(2,819)		40,135
Interest expense, net	1,254	248	1,502			1,502
Other (income) expense, net	(836)	(192)	(1,028)			(1,028)

Earnings before income taxes and minority interest	34,943	7,537	42,480	(2,819)		39,661
Income taxes	13,628	—	13,628	1,840	(7)	15,468
Minority interests	2,312	—	2,312			2,312

Net earnings	$19,003	$7,537	$26,540	$(4,659)		$21,881

Net earnings per share
- basic	$0.57					$0.64

- diluted	$0.54					$0.60

Weighted average shares — basic	33,372			881	(8)	34,253

Weighted average shares- diluted	35,372			881	(8)	36,253

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the Year Ended December 31, 2001
(In thousands except per share amounts)

					Eastern		Vista
	FNIS	Eastern	Vista		Pro Forma		Pro Forma
	Historical (1)	Historical	Historical (10)	Combined	Adjustments		Adjustments		Pro Forma

Revenue	$294,622	$13,205	$41,609	$349,436					$349,436
Expenses:
Cost of revenue	97,939	2,909	7,919	108,767					108,767
Operating expenses	157,288	4,482	43,822	205,592	$4,851	(6)	$(2,870	)(11)	207,573
Amortization of cost in excess of net assets acquired	4,191	—	1,109	5,300			(1,109	)(12)	4,191

Total costs and expenses	259,418	7,391	52,850	319,659	4,851		(3,979)		320,531

Operating income	35,204	5,814	(11,241)	29,777	(4,851)		3,979		28,905
Interest expense, net	1,296	417	2,033	3,746					3,746
Other (income) expense, net	—	(132)	(46)	(178)					(178)

Earnings before income taxes and minority interest	33,908	5,529	(13,228)	26,209	(4,851)		3,979		25,337

Income taxes	12,928	—	224	13,152	271	(7)	(3,789	)(13)	9,634
Minority interest	2,278	—	—	2,278					2,278

Earnings from continuing operations	18,702	5,529	(13,452)	10,779	(5,122)		7,768		13,425

Loss from discontinued operations, net of tax	7,619	—	—	7,619					7,619

Net earnings	$11,083	$5,529	$(13,452)	$3,160	$(5,122)		$7,768		$5,806

Earnings from continuing operations per share
- basic	$0.70		$(0.78)						$0.49

- diluted	$0.70		$(0.78)						$0.48

Net earnings per share
- basic	$0.41		$(0.78)						$0.21

- diluted	$0.41		$(0.78)						$0.21

Weighted average shares
- basic	26,748		17,211		881	(8)			27,629

Weighted average shares
- diluted	26,829		17,211		881	(8)			27,710

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Amounts in thousands, except share and per share amounts)

1.	FNIS Historical includes the financial position and operating results of Micro General Corporation (“MGEN”). FNIS acquired MGEN on July 9, 2002, including a 51.6% majority ownership acquired from the parent company of FNIS, Fidelity National Financial, Inc. (“Fidelity”). The acquisition of Fidelity’s majority interest in MGEN was accounted for in a manner similar to pooling-of-interests because FNIS and MGEN were entities under common control of Fidelity. As required by generally accepted accounting principles, FNIS has, therefore, included the financial position and operating results of MGEN for all periods presented as if FNIS and MGEN have always been combined.

2.	To reflect cash consideration and transaction cost paid to effect the merger in an amount of $36.7 million.

3.	To reflect the excess of acquisition cost over the estimated fair value of the net assets acquired (goodwill). The purchase price includes actual and estimated transaction costs. The allocation of the purchase price is based on studies and valuations that are currently being finalized. There might be further adjustments to the purchase price allocation upon finalization of these studies and valuations. However, we do not believe that the final purchase price allocation will have a material impact on our pro forma results of operations or financial position. The purchase price and purchase price allocation are summarized as follows:

Purchase price paid as:
Common stock issued		$16,804
Cash paid		35,889
Transaction cost		850

Total purchase price consideration		53,543
Allocated to:
Historical net book value of Eastern at September 30, 2002	$1,267
Net closing adjustments made by Eastern (See note 9 below)	(545)
Adjustments to reflect assets at fair value:
Property and equipment	(34)
Developed software acquired	7,050
Customer relationship and software protection policy	7,220
Total allocation		14,958

Cost in excess of net assets acquired		$38,585

4.	To reflect the adjustments to fair value in property, equipment, software and acquired intangibles based on preliminary valuation studies performed (see note 3 above).

5.	To reflect the elimination of the shareholders’ equity accounts of Eastern of $1.3 million and the issuance of FNIS common stock. To effect the merger, FNIS issued 880,726 shares of FNIS common stock with a value of approximately $16.8 million, based upon the average closing price of $19.08 per share over a five-day period using 2 days before and 2 days after the measurement date.

6.	To reflect the increase in depreciation and amortization expense due to (a) an increase in depreciation resulting from acquired software, depreciated over 3 years at a declining rate that approximates the future expected cash flow from the underlying software; and (b) the amortization of acquired intangibles at a rate that approximates the future expected cash flow over 7 years. The effect of the depreciation and amortization on FNIS’ operating results (net of taxes) is approximately $2.9 million, $2.3 million, $1.2 million, $0.6 million and $0.5 million for the years ended December 31, 2003, 2004, 2005, 2006 and 2007, respectively.

7.	To reflect the income tax effect of Eastern’s earnings, offset by the income tax effect of increased depreciation and amortization expense, at the estimated tax rate of 39% and 40% for 2002 and 2001, respectively.

8.	To reflect the issuance of 880,726 shares of FNIS common stock to effect the merger as if these shares were outstanding at the beginning of the periods presented.

9.	To reflect the adjustments made by Eastern at the close of the transaction, including (a) the repayment of subordinated debt of $2.0 million; and (b) non-recurring costs of $2.6 million incurred by Eastern directly attributable to the sale of the company, primarily consisting of bonus payments.

10.	On August 1, 2001, FNIS, formerly Vista Information Solutions, Inc. (“Vista”), completed a transaction with Fidelity National Financial, Inc. (“Fidelity”). This transaction was a reverse merger, following which FNIS became a majority-owned subsidiary of Fidelity. Vista Historical represents the operating results of Vista for the seven months ended July 31, 2001, which were not included in FNIS’ historical results for the year ended December 31, 2001.

11.	To reflect the reversal of nonrecurring charges directly attributable to the merger.

12.	To reflect the reversal of Vista’s amortization of goodwill on the historical statement of operations, in accordance with SFAS 142.

13.	To reflect a tax benefit at the estimated effective tax rate of 40%, multiplied by the net losses and pro forma adjustments to earnings form continuing operations before non-deductible amortization of goodwill.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

Date: January 13, 2003	By:	/s/ Neil A. Johnson
Neil A. Johnson Executive Vice President and Chief Financial Officer

Exhibit Index

23.1	Consent of Deloitte & Touche LLP (filed herewith)